Exhibit 5.1

February 4, 2013

Board of Directors

Mines Management, Inc.

905 W. Riverside Avenue, Suite 311

Spokane, Washington 99201

Re:                              Registration Statement on Form S-8 relating to 3,000,000 shares of common stock, par value $0.001 per share, under the Mines Management, Inc. 2012 Equity Incentive Plan.

Ladies and Gentlemen:

We have acted as counsel to Mines Management, Inc., an Idaho corporation (the “Company”).  This letter is being delivered in connection with the Registration Statement on Form S-8 filed by the Company on February 4, 2013  (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 3,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), pursuant to the Company’s 2012 Equity Incentive Plan (the “Plan”).

In connection herewith, we have examined the Registration Statement and the Plan.  We have also examined such documents and records, including an examination of originals or copies certified or otherwise identified to our satisfaction, and matters of law as we have deemed necessary for purposes of this opinion.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies.

This opinion is delivered pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that the Shares have been duly authorized and, when and to the extent issued in accordance with the terms of the Plan, including payment of the applicable exercise price therefor, if any, will be legally issued, fully paid and non-assessable shares of capital stock of the Company.

We are members of the Bar of the State of Colorado.  Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the federal laws of the United States of America, the laws of the State of Colorado and the Idaho Business Corporation Act, as amended.  Except as expressly stated above, we express no opinion with respect to any other law of the State of Idaho or the laws of any other jurisdiction.

We hereby consent to be named in the Registration Statement and to the filing of this opinion with the SEC as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations of the SEC.

Very truly yours,

/s/ Davis Graham & Stubbs LLP
Davis Graham & Stubbs LLP